EXHIBIT 15





The Cleveland Electric
Illuminating Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that The Cleveland Electric Illuminating Company has incorporated by reference in its Registration Statements No. 33-55513 and No. 333-47651 its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 13, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                    Very truly yours,




                                    ARTHUR ANDERSEN LLP



Cleveland, Ohio
May 13, 1998

                            - 46 -